SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 5, 2005

                            Pathfinder Bancorp, Inc.
          -------------------------------------------------------------

             (Exact name of registrant as specified in its charter)

       Federal                        000-23601                16-1540137
----------------------------     ---------------------     --------------------
 (State or other jurisdiction     (Commission File No.)      (I.R.S. Employer
    of incorporation)                                        Identification No.)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (315) 343-0057
                                 --------------


                                 NOT APPLICABLE
         --------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
-----------------------------

Section  2  -  Financial  Information

Item  2.02

On May 5, 2005, Pathfinder Bancorp, Inc. issued a press release disclosing first quarter 2005 financial results. A copy of the press release is included as
Exhibit  99.1  to  this  report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                         PATHFINDER  BANCORP,  INC.


Date:  May  5,  2005     By:   /s/  Thomas  W.  Schneider

                         -------------------------------------
                         Thomas  W.  Schneider
                         President and Chief Executive Officer

EXHBIT  INDEX
-------------

Earning  release  dated  May  5,  2005  announcing  March  31,  2005  earnings.




EXHIBIT  99.1


FOR  IMMEDIATE  RELEASE

CONTACT:  Thomas  W.  Schneider  -  President,  CEO
          James  A.  Dowd  -  Vice  President,  CFO
          Telephone:  (315)  343-0057

            PATHFINDER BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Oswego, New York, May 5, 2005 Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $149,000, or $0.06 per share, for the three months ended March 31, 2005 as compared to $323,000, or $0.13 per share for the same period in 2004.

"Strong deposit growth, soft loan demand, and a flattening yield curve have combined to further compress net interest rate spread and reduce earnings", according to Thomas W. Schneider, President and Chief Executive Officer. "Deposit growth of 4% during the first quarter, and some significant loan payoffs in the commercial portfolio, led to excess liquidity throughout much of the quarter. Most of this liquidity was placed into short-term securities at low yield levels as we expect loan demand to accelerate during the spring and summer months."

"Expense increases associated with an expanding commercial lending sales force, information services upgrades and internal training programs also contributed to a decline in net earnings over the prior quarter and the prior year", stated Schneider.

"Lower charge-offs, improved asset quality and higher revenue from fees offset some of the adverse impact from lower margins and higher expenses. We expect fee income to continue to grow and margins to improve from a better asset mix during the next quarter. The addition of a new branch scheduled to open in the latter part of the second quarter will decrease earnings on a net basis over the near term."

Net interest income for the three months ended March 31, 2005, remained relatively constant at $2.2 million when compared to the same period during 2004. Interest income increased $137,000, or 4%, offset by increased interest expense of $142,000, or 10%. Net interest rate spread decreased to 3.06% for the first quarter of 2005 from 3.23% for the same period in 2004. Average interest-earning assets increased 6% to $280.2 million at March 31, 2005 as compared to $264.7 million at March 31, 2004, while the yield on those assets decreased 8 basis points to 5.34% compared to 5.42% for the same period in 2004. The increase in average earning assets is primarily attributable to a $16.1 million increase in average investment securities and a $2.3 million increase in average interest earning deposits, offset by a decrease in average net loans receivable of $3.0 million. Average interest-bearing liabilities increased $15.9 million and the cost of funds increased 8 basis points to 2.27% from 2.19% for the same period in 2004. The increase in the average balance of interest-bearing liabilities resulted primarily from a $22.3 million growth in average deposits. The growth in deposits primarily resulted from the Company's focus on attracting new municipal deposit customers, as well as expansion of our retail deposit base.

Provision for loan losses for the quarter ended March 31, 2005 decreased to $72,000 from $188,000 for the same period in 2004, primarily as a result of a decrease in non performing loans and total loans. The Company's ratio of allowance for loan losses to period end loans has increased to 1.01% at March 31, 2005 from 0.98% at December 31, 2004. Nonperforming loans to period end loans has decreased to 0.94% at March 31, 2005 from 0.99% at December 31, 2004.

Other income, net of gains and losses from the sale of securities, loans and other real estate, increased 13% to $501,000 for the quarter ended March 31, 2005 compared to $444,000 for the same period in the prior year. The increase in other income is primarily attributable to a $39,000 increase in service charges on deposit accounts and a $22,000 increase in other charges commissions and fees. Net gains and losses from the sale of securities, loans and foreclosed real estate decreased $246,000 to a net loss of $12,000 for the quarter ended March 31, 2005 compared to a net gain of $234,000 for the same period in the prior year.

Other expenses increased 8% to $2.4 million for the quarter ended March 31, 2005, when compared to the same period in the prior year. The increase in other expenses was primarily due to an $82,000 increase in data processing expenses, a $61,000 increase in salary and employee benefits, a $43,000 increase in professional and other expenses and an $18,000 increase in other expenses. These increases were partially offset by a $34,000 decrease in building occupancy expenses. The increase in data processing expenses was primarily due to software purchases and related annual maintenance charges, along with increased internet banking and check processing charges. The increase in professional and other services primarily resulted from costs associated with a leadership training and performance management program, of which $18,000 of these costs were reimbursed by a New York State Grant and reflected in other income.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York. The Bank has six full service offices located in its market area consisting of Oswego County. Financial highlights for Pathfinder Bancorp, Inc. are attached. Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.


                            PATHFINDER BANCORP, INC.
                              FINANCIAL HIGHLIGHTS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                       For the three months
                                                           ended March 31,
                                                            (Unaudited)
--------------------------------------------------------------------------------
                                                         2005         2004
--------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
Interest income. . . . . . . . . . . . . . . . . . .  $    3,698   $    3,561
Interest expense . . . . . . . . . . . . . . . . . .       1,499        1,357
--------------------------------------------------------------------------------
Net interest income. . . . . . . . . . . . . . . . .       2,199        2,204
Provision for loan losses. . . . . . . . . . . . . .          72          188
--------------------------------------------------------------------------------
Net interest income after provision for loan losses.       2,127        2,016
Other income . . . . . . . . . . . . . . . . . . . .         501          444
Net (losses) gains on securities, loans and
  foreclosed real estate . . . . . . . . . . . . . .         (12)         234
Other expense. . . . . . . . . . . . . . . . . . . .       2,420        2,250
--------------------------------------------------------------------------------
Income before taxes. . . . . . . . . . . . . . . . .         196          444
Provision for income taxes . . . . . . . . . . . . .          47          121
--------------------------------------------------------------------------------
Net income . . . . . . . . . . . . . . . . . . . . .  $      149   $      323
================================================================================

KEY EARNINGS RATIOS
Return on average assets . . . . . . . . . . . . . .        0.19%        0.45%
Return on average equity . . . . . . . . . . . . . .        2.77%        5.83%
Return on average intangible equity (a). . . . . . .        3.49%        7.38%
Net interest margin (tax equivalent) . . . . . . . .        3.20%        3.36%

(a) tangible equity excludes intangible assets

SHARE AND PER SHARE DATA
Basic weighted average shares outstanding. . . . . .   2,447,210    2,504,238
Basic earnings per share . . . . . . . . . . . . . .  $     0.06   $     0.13
Diluted earnings per share . . . . . . . . . . . . .        0.06         0.13
Cash dividends per share . . . . . . . . . . . . . .      0.1025         0.10
Book value per share . . . . . . . . . . . . . . . .        8.54         8.88

CASH EARNINGS
  Return on average assets - cash earnings*. . . . .        0.26%        0.53%
  Return on average equity - cash earnings*. . . . .        3.78%        6.85%
  Cash earnings per share - basic* . . . . . . . . .        0.08         0.15

                                                   (Unaudited)           (Unaudited)(Unaudited)
                                                    March 31, December 31, March 31, March 31,
                                                      2005       2004       2004       2003
-----------------------------------------------------------------------------------------------
SELECTED BALANCE SHEET DATA
Assets . . . . . . . . . . . . . . . . . . . . . .  $308,613   $302,037   $302,316   $282,638
Earning assets . . . . . . . . . . . . . . . . . .   278,890    273,532    276,421    255,157
Total loans. . . . . . . . . . . . . . . . . . . .   186,858    186,952    186,646    183,345
Deposits . . . . . . . . . . . . . . . . . . . . .   244,980    236,672    230,951    211,446
Borrowed Funds . . . . . . . . . . . . . . . . . .    34,360     35,360     40,960     41,860
Trust Preferred Debt . . . . . . . . . . . . . . .     5,155      5,155      5,155      5,000
Shareholders' equity . . . . . . . . . . . . . . .    20,954     21,826     22,236     20,909

ASSET QUALITY RATIOS
Net loan charge-offs (annualized) to average loans      0.04%      0.33%      0.27%      0.15%
Allowance for loan losses to period end loans. . .      1.01%      0.98%      0.95%      0.83%
Allowance for loan losses to nonperforming loans .    106.58%     98.76%     59.87%     81.99%
Nonperforming loans to period end loans. . . . . .      0.94%      0.99%      1.59%      1.01%
Nonperforming assets to total assets . . . . . . .      0.85%      0.88%      1.07%      1.17%


*Cash earnings excludes noncash charges for amortization relating to intangibles and the allocation of ESOP stock:

                                        For the three months ended March 31,
--------------------------------------------------------------------------------
                                                    2005          2004
--------------------------------------------------------------------------------

    Net  Income. . . . . .     . . . . . . . . .  $ 149         $ 323
    Add back (net of tax effect):
                 Amortization of intangibles         34            34
                 Stock-based compensation. .         20            23
--------------------------------------------------------------------------------
    Cash earnings. . . . . . . . . . . . . .      $ 203         $ 380
================================================================================
